Exhibit 10.11

SUMMARY OF CERTAIN SEVERANCE ARRANGEMENTS

      EMC Corporation has an arrangement with David I. Goulden providing for certain benefits in the event that his employment is terminated by EMC involuntarily and without cause. Mr. Goulden would be entitled to receive for one year after the date of termination (i) payments of base salary and target bonus, and (ii) continued participation in EMC’s benefit programs.

      EMC also has an arrangement with David B. Wright providing for certain benefits in the event that his employment is terminated by EMC involuntarily and without cause, there is a material reduction in his duties or pay, or he leaves EMC by mutual agreement. Mr. Wright would be entitled to receive for one year after the date of termination (i) payments of base salary, (ii) continued participation in EMC’s benefit programs, and (iii) subject to the terms of the applicable equity plans and agreements, continued vesting of stock options and restricted stock. Mr. Wright would also be entitled to continued participation in EMC’s group health plan for an additional year after such period.